Exhibit 4.25

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) was made and entered into 25 day of December, 2024 (the “Execution Date”).

BETWEEN

Party A (hereinafter referred to as Party A)	U SWAP Co., Ltd.
Registration number	0105567119479
Registered address	199 S-OASIS Building, Floor 8, Room Number 808, Vibhavadi Rangsit Road, ChomPhon, Chatuchak, Bangkok I 0900
Authorized representative and signer	Mr.Zhang Ke

And,

Party B (hereinafter refe1Ted to as Party B)	Ezzy Transporter (Thailand) Co., Ltd
Registration number	0105556063345
Registered address	101 Ture Digital Park Pegasus Tower, 7 Floor, Unit D-21, Sukhumvit, Bangchak, Prakhanong, Bangkok 10260
Authorized representative and signer	Mr. Wasan Pornpaisansak and/or Miss Bussaraporm Pornpaisansak

U POWER LIMITED(NASDAQ: UCAR) is a company that provides a comprehensive solution for battery swapping and energy replenishment, focusing on serving electric vehicles for operation and logistics transportation. It offers a range of set-vices including vehicles, battery swapping stations, management system platforms, finance schemes based on vehicle-battery separation, and operational services. UCAR has been deeply involved in the battery swapping field for many years and is the only publicly listed company in this sector on the US stock market. The company’s strategy is to focus on the international market, providing users with a complete set of solutions including vehicles, battery swapping stations, battery banks, and operation platforms, under the rapidly developing trend of commercial electric vehicles, to help users quickly achieve electrification and investment returns.

U SWAP Company Limited is the company established by UCAR in Thailand to conduct related business activities and is also one party to the Agreement.

Ezzy Trru1sporter (Thailand) Company Limited is through full consultation, Party A and Party B have reached an agreement to leverage their respective strengths to jointly establish a joint venture company dedicated to the market expansion and sales of electric vehicle models for taxis, ride-hailing services, and pickup trucks in Thailand as follows:

I. Company type and name

Party A and Party B, as the sponsors, apply for the establishment of a joint venture company as “GREENDRIVE TECH CO., LTD” (hereinafter referred to as the Company), and have several alternative names of different names. The name of the Company shall be subject to the approval of the company registration authority.

2. Business scope of the Company

The main business scope of the Company shall meet the items legally permitted by the business license, including but not limited to the following contents:

2.1	Responsible for completing the modification work of battery-swapping electric vehicles according to customer needs.

2.2	Responsible for formulating market policies for battery-swapping taxis and ride-hailing services, including sales, battery swapping station operations, and used car recycling

2.3	Responsible for being in charge of marketing for battery-swapping pickup trucks and building a dealer network.

3. Company residence

The Company’s residence is located in 199 S-OASIS Building, Floor 8, Room Number 808, Vibhavadi Rangsit Road, ChomPhon, Chatuchak, Bangkok 1 0900

4. Company shareholders.

The Company has two shareholders, both of which are legal entities:

(1) Party A Information

Party A	U SWAP Co., Ltd.
Registration number	0I05567119479
Registered Address	199 S-OASIS Building, Floor 8, Room Number 808, Vibhavadi Rangsit Road, ChomPhon, Chatuchak, Bangkok I0900
Authorized Representative and Signatory	Mr. Zhang Ke

(2) Party B Information

Party B	Ezzy Transporter (Thailand) Co., Ltd
Registration number	0105556063345
Registered Address	101 True Digital Park Pegasus Tower, 7 Floor, Unit D-21, Sukhumvit, Bangchak, Prakhanong, Bangkok 10260
Authorized Representative and Signatory	Mr. Wasan Pornpaisansak and/or Miss Bussaraporn Pornpaisansak

5. Company Registered Capital

The Company’s registered capital is 1,000,000.00 Thai Baht.

6. Shareholders’ Contribution

6.1 Party A U SWAP Co., Ltd._contributes 700,000.00 Thai Baht in currency, holding 70% of the shares

6.2 Party B Ezzy Transporter (Thailand) Co., Ltd contributes 300,000.00 Thai Baht in currency, holding 30% of the shares.

6.3 Board of Director:

Mr. Li Jia

Mr. Zhang Ke

Ms. Li Jinqi

6.4 Authorized Director:

Mr.Zhang Ke

M.R. Biranubongse Bhanubandh

7. Pre-Approval of Company Name Registration and Opening of Temporary Company Account

Within 15 days after the effective date of the Agreement, Joint Venture is responsible for handling the pre-approval of the Company name registration. Within 30 days om the date of pre-approval of the Company name registration, Joint Venture is responsible for opening the temporary company account at the bank Joint Venture is also responsible for all matters related to the establishment of the Company and shall establish the Company within 60 days.

8. Shareholding Proportion and Liability

Shareholders are liable for the Company based on their shareholding proportion, and the Company is liable for its debts with all its assets.

9. Formation of the Company’s Organizational Structure

All shareholders shall jointly decide on the following: the legal representative of the Company; members of the board of directors; the general manager of the Company; the financial director; supervisors; accountants, cashiers, and other necessary management personnel. The composition and powers of these bodies shall be clearly stipulated in the Articles of Association of the Company.

10. Obligations and Responsibilities of Shareholders, Directors, Managers, Financial Directors, Supervisors, and Other Senior Management Personnel

To ensure the normal operation of the Company, shareholders, managers, and supervisors of the Company shall not embezzle or lend Company funds to others; they shall not use their position and authority in the Company for personal gain; they shall not accept bribes or other illegal income using their authority; they shall not misappropriate the Company’s property; they shall not use the Company’s assets to provide guarantees for the debts of shareholders or other individuals; they shall not open asset accounts in their own or another person’s name to store Company assets. If shareholders, managers, or supervisors violate the above agreements or the laws, administrative regulations, or Articles of Association of the Company while performing their duties, and cause damage to the Company, they shall be liable for compensation. Both parties shall strictly adhere to the terms of the Agreement, and the party that breaches the Agreement shall compensate the other party for the corresponding economic losses caused by the breach.

11. Special Agreements Between Shareholders

After the establishment of the Company, all shareholders specifically agree as follows:

Party A holds 70% of the Company’s shares, Party B holds 30% of the Company’s shares. The parties shall share risks and losses, exercise voting rights as shareholders, and enjoy the right to distribute residual assets according to the aforementioned proportions.

12. Profit Distribution

The Company’s after-tax profits for the year/season/project shall be distributed as follows: Party A shall receive 70%, Party B shall receive 30% distributed proportionally

13. Formulation of the Articles of Association

After the Agreement comes into effect, all shareholders shall formulate the Company’s Articles of Association, with the contents of the Agreement serving as the main provisions of the Articles of Association. The Articles of Association shall be binding on the Company, all shareholders, directors, supervisors, and senior management personnel.

14. Dissolution and Liquidation of the Company

If the Company is dissolved for any reason, the Company shall undergo liquidation, which must be completed within three months after the shareholders’ meeting passes a resolution to dissolve the Company

15. Handling of Special Risks and Loss Allocation

If, for various reasons, the establishment of the Company no longer reflects the original intentions of the shareholders, the establishment of the Company may be halted witl1 the unanimous agreement of all shareholders.

16. If either Party breaches the Agreement, the non-breaching Party may require the breaching Party to bear the liability for damages.

17. Dispute Resolution and Jurisdiction

The Parties agree that any dispute arising out of or in connection with the Agreement shall be submitted to Thailand Arbitration Centre for arbitration in accordance with the Thailand Arbitration Centre’s arbitration rules in effect at the time of applying for arbitration. The place of arbitration shall be Thailand and the language of arbitration shall be English. The tribunal shall consist of three (3) arbitrators appointed in accordance with the arbitration rules thereof. The Parties further acknowledge and agree that the arbitration award shall be final and binding upon the Parties. No Party shall refer the dispute to any litigation. The arbitration fees and attorneys’ fees shall be borne by the losing Party, unless the arbitration tribunal states otherwise.

18. In the event of any conflict between the Agreement and the Company’s Articles of Association, the Agreement shall prevail.

19. The Agreement is signed in two originals and each Party will hold one original.

20. The Agreement shall become effective on the Date of Agreement upon the execution by the duly authorized representatives of Parties and affix the special seal or official seal for contract.

21. Any matters not covered in the Agreement shall be subject to further negotiation between the parties. If no agreement is reached, they shall be handled in accordance with relevant provisions of laws or regulations.

Party A (Seal): U SWAP CO., LTD	Party B (Seal): Ezzy Transporter (Thailand) CO., LTD

Authorized signatory:	Authorized signatory: Mr. Wasan Pornpaisansak

Mr. Zhang Ke	Title: Director
Title: Director	Date:
Date: